EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

SHARES

Trade Date	Price Per Share ($)	Shared Purchased (Sold)
8/28/2013	27.68	8,750
9/4/2013	27.83	3,051
9/4/2013	27.82	(3,051)
9/5/2013	28.04	(29,800)
9/10/2013	28.38	2,300
9/11/2013	28.07	34,325
9/11/2013	28.22	(1,328)
9/13/2013	28.16	109,000
9/18/2013	28.43	32,730
9/18/2013	28.77	1,613
9/18/2013	28.43	(32,730)
9/25/2013	28.25	(4,961)
10/1/2013	28.14	(7,770)
10/8/2013	28.02	54,200
10/8/2013	27.96	10,940
10/8/2013	28.12	33,300
10/9/2013	28.20	127,807
10/9/2013	28.27	236,955
10/9/2013	28.26	831,599

10/9/2013	28.23	(152,846)
10/9/2013	28.15	(959)
10/10/2013	28.90	68,690
10/10/2013	28.83	50,101
10/10/2013	28.93	50,000
10/11/2013	29.03	7,400
10/11/2013	29.25	17,009
10/11/2013	29.32	10,000
10/11/2013	29.24	24,300
10/11/2013	29.44	41,000
10/14/2013	29.38	49,027
10/14/2013	29.48	56,400
10/14/2013	29.52	12,300
10/14/2013	29.50	50,000
10/15/2013	29.79	200,000
10/16/2013	30.00	2,800
10/16/2013	30.27	32,796
10/16/2013	30.35	70,000
10/17/2013	30.83	163,079
10/17/2013	30.79	45,000
10/18/2013	31.46	200,000
10/18/2013	31.14	136,000
10/18/2013	31.20	100,002
10/11/2013	4.95	9,000
10/15/2013	5.92	5,000
10/18/2013	6.91	4,000
10/21/2013	31.17	39,642
10/21/2013	31.18	5,574
10/21/2013	31.09	203,084